UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2018

VistaGen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	000-54014	20-5093315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

343 Allerton Ave. South San Francisco, California 94090
(Address of principal executive offices)
(650) 577-3600
(Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01
Entry into a Material Definitive Agreement.

On September 11, 2018, VistaGen Therapeutics, Inc. (the “Company”) entered into a License Agreement (the “PH94B License Agreement”) with Pherin Pharmaceuticals, Inc. (“Pherin”), pursuant to which the Company received an exclusive license for the worldwide rights to develop and commercialize PH94B, a drug candidate administered as a nasal spray for as-needed (“PRN”), intermittent and long-term treatment of social anxiety disorder (“SAD”) (the “PH94B License”). As consideration for the PH94B License, the Company issued to Pherin $2.0 million worth of the Company’s unregistered common stock, par value $0.001 per share (“Common Stock”), or a total of 1,449,276 shares, at a price equal to the prior day’s closing price of the Company’s Common Stock, as reported on the Nasdaq Capital Market (the “PH94B Shares”). The Company will also pay to Pherin nominal monthly development support payments for a term of the earlier of 18 months or the termination of the PH94B Agreement, as well as additional payments and royalties in the future, in the event certain performance-based milestones and commercial sales are achieved.

In addition to the PH94B License Agreement, on September 11, 2018, the Company and Pherin entered into a 24-month option agreement (the “PH10 Option Agreement”), pursuant to which the Company received an exclusive option to acquire an exclusive license for the worldwide rights to develop and commercialize PH10, an investigational synthetic neuroactive steroid drug candidate administered as a nasal spray, currently in Phase 2 development for the treatment of major depressive disorder (“MDD”) (the “PH10 Option”). As consideration for the PH10 Option, the Company issued to Pherin an additional $250,000 worth of unregistered Common Stock, or a total of 181,159 shares, at a price equal to the prior day’s closing price of the Company’s Common Stock, as reported on the Nasdaq Capital Market (the “PH10 Shares”).

The foregoing description of the PH94B License Agreement and PH10 Option Agreement do not purport to be complete, and are qualified in their entirety by reference to such agreements, copies of which are attached to this Current Report on Form 8-K.

Item 3.02
Unregistered Sales of Equity Securities.

See Item 1.01 above with respect to the issuance of the PH94B Shares and the PH10 Shares.

In connection with the Company’s 2018 Private Placement, as previously disclosed in the Current Report on Form 8-K, filed on August 9, 2018, and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2018, filed on August 14, 2018, the Company has accepted Subscription Agreements for an additional $1,368,750 of units, consisting of 1,095,000 unregistered shares of Common Stock and Warrants, exercisable after March 31, 2019 and through February 28, 2022, to purchase up to 1,095,000 shares of unregistered Common Stock at $1.50 per share. To date, the Company has received a total of $4,778,750 under the 2018 Private Placement, which the Company intends to use for general working capital purposes.

The issuances of the PH94B Shares, the PH10 Shares and the shares of Common Stock and Warrants in connection with the 2018 Private Placement were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as provided in Rule 506 of Regulation D promulgated thereunder. The PH94B Shares, the PH10 Shares, the 2018 Private Placement shares of Common Stock and Warrants, and the Common Stock issuable upon exercise of the Warrants, have not been registered under the Securities Act or any other applicable securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act.

Item 8.01
Other Events.

The Company today issued a press release announcing the execution of the PH94B License Agreement and the PH10 Option Agreement. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

Item 9.01
Exhibits.

See Exhibit Index.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VistaGen Therapeutics, Inc.

Date: September 13, 2018	By:	/s/ Shawn K. Singh
Shawn K. Singh Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1+	License Agreement, by and between VistaGen Therapeutics, Inc. and Pherin Pharmaceuticals, Inc., dated September 11, 2018
10.2+	Option Agreement, by and between VistaGen Therapeutics, Inc. and Pherin Pharmaceuticals, Inc., dated September 11, 2018
99.1	Press release issued by VistaGen Therapeutics Inc., dated September 13, 2018.

+ Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.